Filed Pursuant to

Rule 424(b)(3) under the

Securities Act of 1933
Registration No. 333-280653

PROSPECTUS SUPPLEMENT

Dated August 22, 2025

(To Prospectus Dated July 22, 2024)

ATLANTIC INTERNATIONAL CORP.

13,711,743 Shares of Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated July 22, 2024 (the “Prospectus”), related to the offer and resale of up to an aggregate of 13,711,743 shares of common stock par value $0.00001 per share held by Selling Shareholders set forth under the title “Selling Shareholders”.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market under the symbol “ATLN.” On August 21, 2025, the last reported sale price of our common stock on the NASDAQ Capital Market was $3.96 per share.

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

AMENDED SELLING SHAREHOLDERS TABLE

On July 22, 2024 we filed a Prospectus in accordance with Rule 424(b)(3) of the Securities Act of 1933, as amended. The Prospectus included 4,704,098 Shares to be held in escrow for the legacy shareholders of the Company who may be issued shares pursuant to a Settlement Offer which has now expired. This Sticker Supplement is being filed to disclose the following: The Board of Directors authorized the release of shares in the aggregate amount of 1,681,860 shares from the shares held in escrow to: Perri Sason (250,000 shares), Jasck Bessman (134,000 shares), Ofer E. Gabby Irrevocable Trust (33,000 shares), Jeffrey Jagid (1,000,000 shares) and Michael Tenore (264,860 shares), as set forth in the attached Selling Shareholders table.

The date of this Sticker Supplement to Prospectus is August 22, 2025.

SELLING SHAREHOLDERS

The Shares offered by the Selling Shareholders include those issued to the Selling Shareholders pursuant to the Merger Agreement and as Merger Consideration (as defined in the Merger Agreement) or otherwise. For additional information regarding the issuances of the Shares, see “Description of the Shares” above. We are registering the Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time.

The table below lists the Selling Shareholders’ information regarding the beneficial ownership of the shares of common stock. The second column lists the number of shares of common stock beneficially owned by the Selling Shareholders, based on their ownership of the Shares, as of the date of this prospectus supplement.

In accordance with the terms of a registration rights agreement with the Selling Shareholders under the Merger Agreement, this prospectus generally covers the resale of the maximum number of Shares.

The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Names and Address of Selling Shareholders		Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Alan Hartley	71 Alba Road Wellesley, Massachusetts 02481	1,038,559	1,038,559	-0-
Pequod Consulting LLC(1)	Hankins Waterfront Plaza, Suite 556 Main Street Charlestown Nevis	2,696,610	2,696,610	-0-
Adam Raymond Jones	12 Wergs Hau Road Wolverhampton West Midlands WV69DA United Kingdom	1,038,136	1,038,136	-0-
Lucas William Jones	5 Orchard Grove Four Oaks, Sutton Coldfield Birmingham, B74 4AX United Kingdom	1,548,728	1,548,728	-0-
Raymond William Jones and Katrina Jones JT	12 Wergs Hau Road Wolverhampton West Midlands WV69DA United Kingdom	1,385,594	1,385,594	-0-
Gabbay Investment	128 Summit Ave Hackensack, New Jersey 07601	33,797	33,797	-0-
Ofer E. Gabbay Irrevocable Trust	3000 Island Blvd, Apt. 2903, Aventura FL 33160	33,000	33,000	-0-
Perri Sason	1415 Sunset Harbour Drive, Apartment 406 Miami Beach, Florida 33139	536,500	536,500	-0-
Jack Bressman	160 West 22nd Street, Apartment 603 New York, New York 10011	420,500	420,500	-0-
John and Susan Linn	20 Gledholdt Road Huddersfield HD1 4HP	338,984	338,984	-0-
Daniel Llovet	12 Bush Bach Tredegar Blaenau Gwent NP22 3SR Wales United Kingdom	254,237	254,237	-0-
Joshua Jagid	38 Rodney Place Demarest, New Jersey 07629	100,000	100,000	-0-
Jeffrey Jagid(2)	c/o Atlantic International Corp. 270 Sylvan Avenue, Ste. 2230 Englewood Cliffs, NJ 07632	4,335,169	1,000,000	3,335,169
Michael Tenore(3)	c/o Atlantic International Corp. 270 Sylvan Avenue., Ste. 2230 Englewood Cliffs, NJ 07632	1,266,494	264,860	1,001,634
	TOTAL:

[1]	Pequod Consulting LLC has acted as a consultant to the Company since October 15, 2022. Upon the Closing of the Merger on June 18, 2024, the Company retained Pequod’s services under a two-year Consulting Agreement.

[2]	Mr. Jagid is Chief Executive Officer and a Director of the Company.

[3]	Mr. Tenore is General Counsel of the Company.

3